EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Discovery Communications, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-153586, 333-154312, and 333-156105) of Discovery Communications, Inc. of our report, which as it relates to the financial statements of Discovery Communications Holding, LLC (a 66 2/3% owned investee company as of December 31, 2007) is based solely on the report of other auditors, dated February 14, 2008, with respect to the consolidated balance sheet of Discovery Holding Company and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the two-year period ended December 31, 2007, included in this annual report on Form 10-K of Discovery Communications, Inc.

/s/ KPMG LLP

Denver, Colorado
February 24, 2009